Exhibit 99.1

April 21, 2021	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242

kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary First Quarter Earnings of

$1.36 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Quarter Ended March 31, 2021:

•	CECL Adoption: Effective January 1, 2021, Great Southern Bancorp, Inc. (the Company) adopted the Current Expected Credit Loss (CECL) accounting standard. The Company’s financial statements for periods prior to January 1, 2021, were prepared under the previous incurred loss accounting standard. The adoption of the CECL accounting standard during the first quarter of 2021 required us to recognize a one-time cumulative adjustment to our allowance for credit losses and a liability for potential losses related to the unfunded portion of our loans and commitments in order to fully transition from the incurred loss model to the CECL model. With the adoption of the CECL standard, we increased the balance of our allowance for credit losses related to outstanding loans by $11.6 million and created an allowance for potential losses related to the unfunded portion of our loans and commitments by $8.7 million. The after-tax effect of this is a reduction of our retained earnings by $14.2 million.

•	Significant Notable Income and Expense Items: During the three months ended March 31, 2021, the Company recorded interest income of $1.2 million related to net deferred fee income accretion on Paycheck Protection Program (PPP) loans. Net fees are accreted over the loan term with remaining deferred fees recorded in interest income when the loans pay off. During the first quarter of 2021, some of the loans were repaid by the Small Business Administration (SBA) in accordance with the borrower forgiveness terms of the PPP. We expect more PPP loans will repay in full during the second quarter of 2021. At March 31, 2021, remaining net deferred fees related to PPP loans totaled $3.9 million. This includes net deferred fees from the new round of PPP lending that began during the first quarter of 2021.

•	Total Loans: Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, decreased $2.7 million, or 0.1%, from December 31, 2020, to March 31, 2021. This decrease was primarily in construction loans and consumer auto loans. This decrease was offset by increases in other residential (multi-family) loans and commercial real estate loans. The FDIC-assisted acquired loan portfolios decreased $6.7 million during the three months ended March 31, 2021. Outstanding net loan receivable balances decreased $11.1 million, from $4.30 billion at December 31, 2020 to $4.29 billion at March 31, 2021.

•	Asset Quality: Non-performing assets and potential problem loans, including those acquired in FDIC-assisted transactions, totaled $16.0 million at March 31, 2021, an increase of $2.0 million from $14.0 million at December 31, 2020. At March 31, 2021, non-performing assets, including those acquired in FDIC-assisted transactions, were $10.9 million (0.19% of total assets), an increase of $2.8 million from $8.1 million (0.14% of total assets) at December 31, 2020. Excluding FDIC-acquired assets, non-performing assets and potential problem loans totaled $10.3 million (0.18% of total assets) at March 31, 2021, and non-performing assets were $6.7 million (0.12% of total assets).

•	Net Interest Income: Net interest income for the first quarter of 2021 decreased $849,000 (or approximately 1.9%) to $44.1 million compared to $44.9 million for the first quarter of 2020. Net interest margin was 3.41% for the quarter ended March 31, 2021, compared to 3.84% for the first quarter of 2020. The decrease in net interest margin compared to the first quarter of 2020 was primarily the result of changes in the asset mix, with average cash equivalents increasing $329 million and average investment securities increasing $30 million. The average yield on cash equivalents decreased 106 basis points between the two periods. The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the periods was 5 and 16 basis points for the quarters ended March 31, 2021 and March 31, 2020, respectively. Core net interest margin, which excludes the impact of the yield accretion, was 3.36% and 3.68% for the three months ended March 31, 2021 and March 31, 2020, respectively. For further discussion of the additional yield accretion of the discount on acquired loan pools, see “Net Interest Income.”

•	Capital: The capital position of the Company continues to be strong, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of March 31, 2021, the Company’s Tier 1 Leverage Ratio was 10.8%, Common Equity Tier 1 Capital Ratio was 12.4%, Tier 1 Capital Ratio was 13.0%, and Total Capital Ratio was 17.5%.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended March 31, 2021, were $1.36 per diluted common share ($18.9 million available to common shareholders) compared to $1.04 per diluted common share ($14.9 million available to common shareholders) for the three months ended March 31, 2020.

For the quarter ended March 31, 2021, annualized return on average common equity was 12.18%, annualized return on average assets was 1.38%, and annualized net interest margin was 3.41%, compared to 9.93%, 1.20% and 3.84%, respectively, for the quarter ended March 31, 2020.

Great Southern President and CEO Joseph W. Turner commented, “Our Company performed quite well in the first quarter. We earned $18.9 million ($1.36 per diluted common share), compared to $14.9 million ($1.04 per diluted common share) for the same period in 2020. Increased earnings were driven by higher net gains on mortgage loan sales, lower credit loss provision and general expense containment. Earnings performance ratios were sound with an annualized return on average assets of 1.38%, annualized return on average equity of 12.18%, and efficiency ratio of 56.33%. The net interest margin for the first quarter of 2021 was 3.41%, down 43 basis points from the year ago quarter, and unchanged from the fourth quarter of 2020. The decrease in margin compared to the first quarter of 2020 was primarily due to changes in the asset mix, with significant increases in average cash equivalents and investment securities, which have a significantly lower yield than the average yield on the Company’s interest-earning assets. Overall, funding costs continued to decline during the first quarter of 2021, which helped stabilize the net interest margin.

“Of note in the first quarter, the Company adopted the CECL accounting standard, requiring an adjustment to the allowance for credit losses and the creation of an allowance for potential losses for the unfunded portion of the loan portfolio. Ultimately, the adoption of CECL resulted in a modest impact to capital, which reduced retained earnings by about $14 million, net of tax. Total stockholders’ equity continues to be very strong, totaling $611.5 million, or 10.9% of total assets, at quarter end. The tangible common equity to tangible asset metric was 10.8% at quarter end.”

Turner continued, “Since the end of 2020, loan growth has been flat, with loan pay-offs creating significant headwinds. We experienced decreases in the construction and consumer auto loan segments, but had increases in the multi-family and commercial real estate loan categories. Loan origination activity was vigorous during the first quarter and our pipeline of commitments and unfunded loans remains steady and strong. Our loan production included assisting our small business customers with the SBA’s PPP. Whether it was helping current PPP customers through the SBA forgiveness process or originating a customer’s first or second draw in the latest round of PPP, our associates were focused, eager and proud to help our small business customers get this much-needed assistance.

“At the end of the first quarter of 2021, credit quality metrics remained very strong. As expected, the level of non-performing assets will fluctuate from time to time. At March 31, 2021, excluding FDIC-acquired assets, non-performing assets were $6.7 million, an increase of $2.9 million from the end of 2020. This increase reflects loans to two customers, both of whom have lengthy borrowing relationships with the Bank. Including FDIC-acquired assets, non-performing assets were $10.9 million, or 0.19% of total assets, at March 31, 2021. Net recoveries of $64,000 were recorded during the first quarter of 2021. Pandemic-related loan modifications totaled $146 million at March 31, 2021, down from $251 million at the end of 2020.”

COVID-19 Impact to Our Business and Response

Great Southern is actively monitoring and responding to the effects of the COVID-19 pandemic, including the administration of vaccines in its local markets. As always, the health, safety and well-being of our customers, associates and communities, while maintaining uninterrupted service, are the Company’s top priorities. Centers for Disease Control and Prevention (CDC) guidelines, as well as directives from federal, state and local officials, are being closely followed to make informed operational decisions.

The Company continues to work diligently with its nearly 1,200 associates to enforce the most current health, hygiene and social distancing practices. A significant number of non-frontline associates continue to work from home. Teams in nearly every operational department have been split, with part of each team working at an off-site disaster recovery facility to promote social distancing and to avoid service disruptions. To date, there have been no service disruptions or reductions in staffing. With the advent of COVID-19 vaccinations in the Company’s markets, plans are being considered to allow associates working from home or other sites to return to their normal workplace in the third quarter of 2021, dependent on health and safety conditions.

Taking care of customers and providing uninterrupted access to services are top priorities. As always, customers can conduct their banking business using the banking center network, online and mobile banking services, ATMs, Telephone Banking, and online account opening services. As health conditions in local markets dictate, Great Southern banking center lobbies are open following social distancing and health protocols. Great Southern continues to work with customers experiencing hardships caused by the pandemic. As a resource to customers, a COVID-19 information center has been made available on the Company’s website, www.GreatSouthernBank.com. General information about the Company’s pandemic response, how to receive assistance, and how to avoid COVID-19 scams and fraud are included.

Paycheck Protection Program Loans

Great Southern is actively participating in the PPP through the SBA. The PPP has been met with very high demand throughout the country, resulting in a second round of funding through an amendment to the Coronavirus Aid, Relief, and Economic Security Act (CARES Act). In the earlier round of the PPP, we originated approximately 1,600 PPP loans totaling approximately $121 million. As of April 13, 2021, full forgiveness proceeds have been received from the SBA for 1,122 of these PPP loans totaling approximately $66 million.

On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits and Venues Act authorized the reopening of the PPP for eligible first-draw and second-draw borrowers which began on January 19, 2021, and had an original expiration date of March 31, 2021. On March 30, 2021, the PPP Extension Act of 2021 was signed, extending the PPP an additional two months to May 31, 2021, and providing an additional 30-day period for the SBA to process applications that are still pending. Since the reopening period began in January 2021, the Company has funded 1,362 loans totaling approximately $53 million.

Great Southern receives fees from the SBA for originating these loans based on the amount of each loan. At March 31, 2021, remaining net deferred fees related to PPP loans totaled $3.9 million. The fees, net of origination costs, are deferred in accordance with standard accounting practices and will be accreted to interest income on loans over the contractual life of each loan. These loans generally have a contractual maturity of two years from origination date, but may be repaid or forgiven (by the SBA) sooner. If these loans are repaid or forgiven prior to their contractual maturity date, the remaining deferred fee for such loan will be accreted to interest income on loans immediately. We expect a portion of these remaining net deferred fees will accrete to interest income in the second quarter of 2021. In the three months ended March 31, 2021, Great Southern recorded approximately $1.2 million of these net deferred fees in interest income on loans.

Loan Modifications

At March 31, 2021, we had remaining 19 modified commercial loans with an aggregate principal balance outstanding of $141 million and 92 modified consumer and mortgage loans with an aggregate principal balance outstanding of $5 million. These balances have decreased from $233 million and $18 million, respectively, for these loan categories at December 31, 2020. The loan modifications are within the guidance provided by the CARES Act, the federal banking regulatory agencies, the Securities and Exchange Commission and the Financial Accounting Standards Board (FASB); therefore, they are not considered troubled debt restructurings. At March 31, 2021, the largest total modified loans by collateral type were in the following categories: hotel/motel - $69 million; healthcare - $28 million; retail - $22 million; multifamily - $11 million.

A portion of the loans modified at March 31, 2021, may be further modified, and new loans may be modified, within the guidance provided by the CARES Act (and subsequent legislation enacted in December 2020), the federal banking regulatory agencies, the SEC and the FASB if a more severe or lengthier deterioration in economic conditions occurs in future periods.

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended March 31,
	2021	2020
Net interest income	$44,089	$44,938
Provision for credit losses	300	3,871
Provision (credit) for unfunded commitments	(674)	—
Non-interest income	9,736	7,367
Non-interest expense	30,321	30,815
Provision for income taxes	5,010	2,751
Net income and net income available to common shareholders	$18,868	$14,868

Earnings per diluted common share	$1.36	$1.04

NET INTEREST INCOME

Net interest income for the first quarter of 2021 decreased $849,000 to $44.1 million, compared to $44.9 million for the first quarter of 2020. Net interest margin was 3.41% in the first quarter of 2021, compared to 3.84% in the same period of 2020, a decrease of 43 basis points. Net interest margin was 3.41% in both the three months ended March 31, 2021 and December 31, 2020. In comparing the 2021 and 2020 first quarter periods, the average yield on loans decreased 76 basis points while the average rate on deposits declined 80 basis points. Most of the margin compression resulted from changes in the asset mix, with average cash equivalents increasing $329 million and average investment securities increasing $30 million. The average yield on cash equivalents decreased 106 basis points between the two periods. This change in asset mix represents about 24 basis points of the decrease, with the additional subordinated notes issued in June 2020 representing eight basis points. In addition, the yield accretion on FDIC-acquired loans was 11 basis points lower during the first quarter of 2021 compared to the first quarter of 2020. Compared to the three months ended December 31, 2020, the average yield on loans decreased three basis points while the average rate on deposits declined 15 basis points. However, net interest margin was unchanged primarily due to the change in asset mix, with decreased average loan balances and increased average cash equivalent balances. The average interest rate spread was 3.23% for the three months ended March 31, 2021, compared to 3.54% for the three months ended March 31, 2020 and 3.20% for the three months ended December 31, 2020.

Additionally, the Company’s net interest income included accretion of the net deferred fees related to PPP loans originated in 2020. The amount of net deferred fees recognized in interest income was $1.2 million in the three months ended March 31, 2021 compared to $1.0 million in the three months ended December 31, 2020.

In October 2018, the Company entered into an interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of the swap was $400 million with a contractual termination date in October 2025. As previously disclosed by the Company, on March 2, 2020, the Company and its swap counterparty mutually agreed to terminate the swap, effective immediately. The Company received a payment of $45.9 million, including accrued but unpaid interest, from its swap counterparty as a result of this termination. This $45.9 million, less the accrued interest portion and net of deferred income taxes, is reflected in the Company’s stockholders’ equity as Accumulated Other Comprehensive Income and a portion of it is being accreted to interest income on loans monthly through the original contractual termination date of October 6, 2025. The Company recorded interest income related to the swap of $2.0 million and $1.6 million, respectively, in the three months ended March 31, 2021 and 2020, respectively. The Company currently expects to have an amount of eligible variable rate loans to continue to accrete this interest income in future periods. If this expectation changes and the amount of eligible variable rate loans decreases significantly, the Company may be required to recognize this interest income more rapidly.

Previously, the Company’s net interest income and margin have been positively impacted by significant additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the FDIC-assisted transactions. For each of the loan portfolios acquired, the cash flow estimates increased during the prior periods, based on payment histories and reduced credit loss expectations. This resulted in increased income that has been spread, on a level-yield basis, over the remaining expected lives of the loan pools (and, therefore, has decreased over time). Because the balance of these adjustments will be recognized generally over the remaining lives of the loan pools, they will impact future periods as well. The remaining accretable yield adjustment that will affect interest income was $1.3 million at March 31, 2021. Of the remaining adjustments affecting interest income, we expect to recognize $882,000 of interest income during the remainder of 2021. As previously noted, we adopted the new accounting standard related to accounting for credit losses as of January 1, 2021. With the adoption of this standard, there is no reclassification of discounts from non-accretable to accretable subsequent to December 31, 2020. All adjustments made prior to December 31, 2020 will continue to be accreted to interest income.

The impact to income of adjustments on all portfolios acquired in FDIC-assisted transactions for the reporting periods presented is shown below:

	Three Months Ended
	March 31, 2021		March 31, 2020
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$691	5 bps	$1,866	16 bps

For the three months ended March 31, 2021, core net interest margin, which excludes the impact of the additional yield accretion, was 3.36%. This was a decrease of 32 basis points when compared to the core net interest margin of 3.68% for the three months ended March 31, 2020. The March 31, 2021 three-month period includes the full effect of the interest expense on the subordinated notes issued in June 2020.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended March 31, 2021, non-interest income increased $2.4 million to $9.7 million when compared to the quarter ended March 31, 2020, primarily as a result of the following items:

•	Net gains on loan sales: Net gains on loan sales increased $2.1 million compared to the prior year quarter. The increase was due to an increase in originations of fixed-rate loans during the 2021 period compared to the 2020 period. Fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market. Fixed-rate mortgage loan originations increased substantially when market interest rates decreased to historically low levels in 2020.

•	Gain (loss) on derivative interest rate products: The net gain on derivative interest rate products increased $881,000 compared to the net loss in the prior year quarter. In the 2021 period, the Company recognized a $474,000 increase in the net fair value related to interest rate swaps in the Company’s back-to-back swap program with loan customers and swap counterparties. As market interest rates increase, this generally increases the net fair value of these back-to-back swaps. This is a non-cash item as there was no required settlement of this amount between the Company and its swap counterparties.

•	Other income: Other income decreased $616,000 compared to the prior year quarter. In the 2020 period, the Company recognized approximately $486,000 of fee income related to newly-originated interest rate swaps in the Company’s back-to-back swap program with loan customers and swap counterparties, with no such fee income generated in the current quarter. In the 2020 period, the Company also recognized more income related to the exit of certain tax credit partnerships.

NON-INTEREST EXPENSE

For the quarter ended March 31, 2021, non-interest expense decreased $494,000 to $30.3 million when compared to the quarter ended March 31, 2020, primarily as a result of the following items:

•	Salaries and employee benefits: Salaries and employee benefits decreased $1.0 million from the prior year quarter. In March 2020, the Company approved a special cash bonus to all employees totaling $1.1 million in response to the COVID-19 pandemic. Such bonus was not repeated in the first quarter of 2021.

•	Insurance: Insurance expense increased $378,000 compared to the prior year quarter. This increase was primarily due to an increase in FDIC deposit insurance premiums. In the first quarter of 2020, the Company had a credit with the FDIC for a portion of premiums previously paid to the deposit insurance fund. The deposit insurance fund balance was sufficient to result in no premium being due for the three months ended March 31, 2020, while the premium expense was $357,000 in the three months ended March 31, 2021.

•	Expense on other real estate owned and repossessions: Expense on other real estate owned and repossessions decreased $211,000 compared to the prior year period primarily due to higher valuation write-downs of certain foreclosed assets during the 2020 period. During the 2020 period, expenses related to certain foreclosed assets totaled approximately $414,000, while such expenses in the 2021 period totaled approximately $23,000.

The Company’s efficiency ratio for the quarter ended March 31, 2021, was 56.33% compared to 58.91% for the same quarter in 2020. In the three months ended March 31, 2021, the improved efficiency ratio was due to an increase in non-interest income and a decrease in non-interest expense. The Company’s ratio of non-interest expense to average assets was 2.22% and 2.48% for the three months ended March 31, 2021 and 2020, respectively. The decrease in the current three-month period ratio was primarily due to an increase in average assets. Average assets for the three months ended March 31, 2021, increased $504.8 million, or 10.2%, from the three months ended March 31, 2020, primarily due to increases in net loans receivable, investment securities and interest bearing cash equivalents.

INCOME TAXES

For the three months ended March 31, 2021 and 2020, the Company's effective tax rate was 21.0% and 15.6%, respectively. These effective rates were at or below the statutory federal tax rate of 21%, due primarily to the utilization of certain investment tax credits and to tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate. The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits, the level of tax-exempt investments and loans, the amount of taxable income in various state jurisdictions and the overall level of pre-tax income. The higher effective tax rate in the 2021 period was due to higher overall income, lower levels of low income housing tax credits and less tax-exempt interest income compared to prior periods. The Company's effective income tax rate is currently generally expected to remain at or below the statutory federal tax rate due primarily to the factors noted above. The Company currently expects its effective tax rate (combined federal and state) to be approximately 19.5% to 20.5% in future periods.

CAPITAL

As of March 31, 2021, total stockholders’ equity and common stockholders’ equity were each $611.5 million (10.9% of total assets), equivalent to a book value of $44.65 per common share. Total stockholders’ equity and common stockholders’ equity at December 31, 2020, were each $629.7 million (11.4% of total assets), equivalent to a book value of $45.79 per common share. At March 31, 2021, the Company’s tangible common equity to tangible assets ratio was 10.8%, compared to 11.3% at December 31, 2020. The reductions in the ratios of stockholders’ equity to total assets and tangible common equity to tangible assets were due to higher asset balances from increased levels of cash equivalents and investment securities, along with decreases to equity from the decline in market value of the Company’s available-for-sale securities portfolio and impacts of the adoption of the CECL accounting standard for credit losses. Included in stockholders’ equity at March 31, 2021 and December 31, 2020, were unrealized gains (net of taxes) on the Company’s available-for-sale investment securities totaling $9.3 million and $23.3 million, respectively. This decrease in unrealized gains primarily resulted from increasing market interest rates during the 2021 first quarter, which decreased the fair value of the investment securities.

Also included in stockholders’ equity at March 31, 2021, were realized gains (net of taxes) on the Company’s cash flow hedge (interest rate swap), which was terminated in March 2020, totaling $28.3 million. This amount, plus associated deferred taxes, is expected to be accreted to interest income over the remaining term of the original interest rate swap contract, which was to end in October 2025. At March 31, 2021, the remaining pre-tax amount to be recorded in interest income was $36.7 million. The net effect on total stockholders’ equity over time will be no impact as the reduction of this realized gain will be offset by an increase in retained earnings (as the interest income flows through pre-tax income).

On a preliminary basis, as of March 31, 2021, the Company’s Tier 1 Leverage Ratio was 10.8%, Common Equity Tier 1 Capital Ratio was 12.4%, Tier 1 Capital Ratio was 13.0%, and Total Capital Ratio was 17.5%. On March 31, 2021, and on a preliminary basis, the Bank’s Tier 1 Leverage Ratio was 11.6%, Common Equity Tier 1 Capital Ratio was 13.9%, Tier 1 Capital Ratio was 13.9%, and Total Capital Ratio was 15.2%.

During the three months ended March 31, 2021, the Company also repurchased 74,865 shares of its common stock at an average price of $50.50 and declared a regular quarterly cash dividend of $0.34 per common share, which reduced stockholders’ equity.

LOANS

Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, decreased $2.7 million, or 0.1%, from $5.13 billion at December 31, 2020, to $5.12 billion at March 31, 2021. This decrease was primarily in construction loans ($24 million), consumer auto loans ($13 million), and home equity lines of credit ($6 million). These decreases were offset by increases in other residential (multi-family) loans ($28 million) and commercial real estate loans ($12 million). The FDIC-assisted acquired loan portfolios had net decreases totaling $6.7 million during the three months ended March 31, 2021. Outstanding net loan receivable balances decreased $11.1 million, from $4.30 billion at December 31, 2020 to $4.29 billion at March 31, 2021.

For further information about the Company’s loan portfolio, please see the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	March 2021	December 2020	December 2019	December 2018
Closed non-construction loans with unused available lines
Secured by real estate (one- to four-family)	$170,353	$164,480	$155,831	$150,948
Secured by real estate (not one- to four-family)	25,754	22,273	19,512	11,063
Not secured by real estate - commercial business	71,132	77,411	83,782	87,480

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	52,653	42,162	48,213	37,162
Secured by real estate (not one-to four-family)	812,111	823,106	798,810	906,006

Loan commitments not closed
Secured by real estate (one-to four-family)	93,229	85,917	69,295	24,253
Secured by real estate (not one-to four-family)	50,883	45,860	92,434	104,871
Not secured by real estate - commercial business	3,119	699	—	405

	$1,279,234	$1,261,908	$1,267,877	$1,322,188

PROVISION FOR CREDIT LOSSES AND ALLOWANCE FOR CREDIT LOSSES

In the first quarter of 2020, pursuant to the CARES Act and guidance from the SEC and FASB, we elected to delay adoption of the new accounting standard (CECL) related to accounting for credit losses. Based on new legislation enacted in December 2020, and pursuant to guidance from the SEC and FASB, we elected to adopt CECL on January 1, 2021. The CECL methodology replaces the incurred loss methodology with a lifetime “expected credit loss” measurement objective for loans, held-to-maturity debt securities and other receivables measured at amortized cost at the time the financial asset is originated or acquired. This standard requires the consideration of historical loss experience and current conditions adjusted for reasonable and supportable economic forecasts. Our 2020 financial statements are prepared under the incurred loss methodology standard. Upon adoption of the CECL accounting standard, we increased the balance of our allowance for credit losses related to outstanding loans by $11.6 million and created a liability for potential losses related to the unfunded portion of our loans and commitments of approximately $8.7 million. The after-tax effect reduced our retained earnings by approximately $14.2 million. The adjustment was based upon the Company’s analysis of current conditions, assumptions and economic forecasts at January 1, 2021.

Worsening economic conditions from the COVID-19 pandemic or continued poor economic conditions for an extended period of time, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in credit loss provision expense. Management maintains various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for credit losses for the quarter ended March 31, 2021 was $300,000, compared with $3.9 million for the quarter ended March 31, 2020. In the quarter ended March 31, 2021, the Company experienced net recoveries of $64,000. Total net charge-offs were $237,000 for the three months ended March 31, 2020. The provision for losses on unfunded commitments for the quarter ended March 31, 2021 was a credit of $674,000, as the level and mix of unfunded commitments resulted in a decrease in the required reserve for such potential losses. General market conditions and unique circumstances related to specific industries and individual projects contributed to the level of provisions and charge-offs. In 2020, due to the COVID-19 pandemic and its effects on the overall economy and unemployment, the Company increased its provision for credit losses and increased its allowance for credit losses, even though actual realized net charge-offs were very low.

The Bank’s allowance for credit losses as a percentage of total loans was 1.56% and 1.32% at March 31, 2021 and December 31, 2020, respectively. Prior to January 1, 2021, the ratio excluded the FDIC-assisted acquired loans. Management considers the allowance for credit losses adequate to cover losses inherent in the Bank’s loan portfolio at March 31, 2021, based on recent reviews of the Bank’s loan portfolio and current economic conditions. If challenging economic conditions were to last longer than anticipated or deteriorate further or management’s assessment of the loan portfolio were to change, additional loan loss provisions could be required, thereby adversely affecting the Company’s future results of operations and financial condition.

ASSET QUALITY

Prior to adoption of the CECL accounting standard on January 1, 2021, FDIC-acquired non-performing assets, including foreclosed assets and potential problem loans, were not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets. These assets were initially recorded at their estimated fair values as of their acquisition dates and accounted for in pools. The loan pools were analyzed rather than the individual loans. The performance of the loan pools acquired in each of the five transactions has been better than expectations as of the acquisition dates. In the tables below, FDIC-acquired assets are included in their particular collateral categories and then the total FDIC-acquired assets are subtracted from the total balances.

At March 31, 2021, non-performing assets, excluding all FDIC-acquired assets, were $6.7 million, an increase of $2.9 million from $3.8 million at December 31, 2020. Non-performing assets as a percentage of total assets were 0.12% at March 31, 2021, compared to 0.07% at December 31, 2020. As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Compared to December 31, 2020, and excluding all FDIC-acquired loans, non-performing loans increased $3.0 million to $6.0 million at March 31, 2021, and foreclosed assets decreased $73,000 to $704,000 at March 31, 2021. Including all FDIC-acquired loans, when compared to December 31, 2020, non-performing loans increased $2.7 million to $9.5 million at March 31, 2021, and foreclosed assets increased $96,000 to $1.3 million at March 31, 2021. Non-performing one- to four-family residential loans comprised $4.2 million, or 44.2%, of the total non-performing loans at March 31, 2021, a decrease of $242,000 from December 31, 2020. The majority of the non-performing FDIC-acquired loans are in the one- to four-family category. Non-performing commercial real estate loans comprised $3.4 million, or 35.6%, of the total non-performing loans at March 31, 2021, an increase of $2.5 million from December 31, 2020. Non-performing consumer loans comprised $1.0 million, or 10.7%, of the total non-performing loans at March 31, 2021, a decrease of $252,000 from December 31, 2020. Non-performing construction and land development loans comprised $622,000, or 6.5%, of the total non-performing loans at March 31, 2021, all of which was added during the three months ended March 31, 2021. Non-performing other residential loans comprised $185,000, or 1.9%, of the total non-performing loans at March 31, 2021, a decrease of $5,000 from December 31, 2020. Non-performing commercial business loans comprised $106,000, or 1.1%, of the total non-performing loans at March 31, 2021, a decrease of $8,000 from December 31, 2020.

Compared to December 31, 2020, and excluding all FDIC-acquired loans, potential problem loans decreased $720,000 to $3.6 million at March 31, 2021. Due to the impact on economic conditions from COVID-19, it is possible that we could experience an increase in potential problem loans in the remainder of 2021. As noted, we experienced an increased level of loan modifications in late March through June 2020; however, total loan modifications were much lower at December 31, 2020, and decreased further at March 31, 2021. In accordance with the CARES Act and guidance from the banking regulatory agencies, we made certain short-term modifications to loan terms to help our customers navigate through the current pandemic situation. Although loan modifications were made, they did not automatically result in these loans being classified as troubled debt restructurings, potential problem loans or non-performing loans. If more severe or lengthier negative impacts of the COVID-19 pandemic occur or the effects of the SBA loan programs and other loan and stimulus programs do not enable companies and individuals to completely recover financially, this could result in longer-term modifications, which may be deemed to be troubled debt restructurings, additional potential problem loans and/or additional non-performing loans. Further actions on our part, including additions to the allowance for credit losses, could result.

Activity in the non-performing loans categories during the quarter ended March 31, 2021, was as follows:

	Beginning Balance, January 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, March 31
	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	622	—	—	—	—	—	622
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	4,465	359	—	—	(183)	(5)	(413)	4,223
Other residential	190	—	—	—	—	—	(5)	185
Commercial real estate	849	2,556	—	—	—	—	(11)	3,394
Commercial business	114	—	—	—	—	—	(8)	106
Consumer	1,268	189	(179)	—	(28)	(113)	(121)	1,016
Total non-performing loans	6,886	3,726	(179)	—	(211)	(118)	(558)	9,546
Less: FDIC-acquired loans	3,843	85	—	—	(183)	(65)	(104)	3,576

Total non-performing loans net of FDIC-acquired loans	$3,043	$3,641	$(179)	$—	$(28)	$(53)	$(454)	$5,970

At March 31, 2021, the non-performing one- to four-family residential category included 65 loans, four of which were added during the current quarter. The largest relationship in the category totaled $344,000, or 8.1% of the total category. The non-performing commercial real estate category included six loans, two of which were added during the current quarter. The largest relationship in the category, which totaled $2.4 million, or 69.4% of the total category, was added during the current quarter and is collateralized by a medical office building in the Chicago, Ill., area. The non-performing consumer category included 60 loans, 16 of which were added during the current quarter, and the majority of which are indirect and used automobile loans. The non-performing land development category consisted of one loan, which totaled $622,000 and was added during the current quarter, and is collateralized by unimproved zoned vacant ground in southern Illinois.

Activity in the potential problem loans category during the quarter ended March 31, 2021, was as follows:

	Beginning Balance, January 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, March 31
	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	21	—	—	—	—	—	(2)	19
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	2,157	—	—	—	—	—	(48)	2,109
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	3,080	—	(554)	—	—	—	(12)	2,514
Commercial business	—	—	—	—	—	—	—	—
Consumer	588	21	(22)	(1)	(34)	(44)	(61)	447
Total potential problem loans	5,846	21	(576)	(1)	(34)	(44)	(123)	5,089
Less: FDIC-acquired loans	1,523	—	—	—	—	—	(37)	1,486

Total potential problem loans net of FDIC-acquired loans	$4,323	$21	$(576)	$(1)	$(34)	$(44)	$(86)	$3,603

At March 31, 2021, the commercial real estate category of potential problem loans included three loans, none of which were added during the current quarter. The largest relationship in this category (added during 2018), which totaled $1.8 million, or 70.3% of the total category, is collateralized by a mixed use commercial retail building. Payments were current on this relationship at March 31, 2021. A single loan of $554,000 in the commercial real estate category of potential problem loans was upgraded to performing status after six months of consecutive payments. The one- to four-family residential category of potential problem loans included 33 loans, none of which were added during the current quarter. The largest relationship in this category totaled $320,000, or 14.8% of the total category. The consumer category of potential problem loans included 36 loans, five of which were added during the current quarter, and the majority of which are indirect and used automobile loans.

Activity in foreclosed assets and repossessions during the quarter ended March 31, 2021, excluding $532,000 in properties which were not acquired through foreclosure, was as follows:

	Beginning Balance, January 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, March 31
	(In thousands)
One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	263	—	—	—	(94)	169
Land development	682	—	—	—	—	682
Commercial construction	—	—	—	—	—	—
One- to four-family residential	125	182	(14)	—	—	293
Other residential	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer	153	263	(241)	—	—	175
Total foreclosed assets and repossessions	1,223	445	(255)	—	(94)	1,319
Less: FDIC-acquired assets	446	183	(14)	—	—	615

Total foreclosed assets and repossessions net of FDIC-acquired assets	$777	$262	$(241)	$—	$(94)	$704

At March 31, 2021, the land development category of foreclosed assets consisted of two properties, with one located in the Camdenton, Mo., area and the other in Pleasant Hill, Iowa (this was an FDIC-acquired asset). The subdivision construction category of foreclosed assets included one property, located in the Branson, Mo. area, and had a balance of $169,000 after a valuation write-down during the period. The one- to four-family residential category of foreclosed assets consisted of three properties. Two properties were added during the three months ended March 31, 2021 (both of which were FDIC-acquired assets). The amount of additions and sales in the consumer category are due to the volume of repossessions of automobiles, which generally are subject to a shorter repossession process.

BUSINESS INITIATIVES

Great Southern is actively monitoring and responding to the effects of the evolving COVID-19 pandemic. As always, the health, safety and well-being of our customers, associates and communities while maintaining uninterrupted service are the Company’s top priorities. Please see the “COVID-19 Business Impact and Response” section of this news release for further information, including the Company’s participation in the SBA’s PPP for small businesses.

The Company’s banking center network continues to evolve. In the Joplin, Mo., market, the Company purchased a banking facility in the fourth quarter of 2019 vacated by another financial institution, which included a contractual black-out period ending in April 2021. A third party vendor has been engaged by the Company to redesign this facility as a “bank of the future” prototype to incorporate evolving customer preferences. Variations of this prototype design may be utilized in other select banking centers in the Company’s footprint in the future. The Company expects the new office in Joplin to be completed in the third quarter of 2021, whereupon the nearby leased banking center at 1710 E. 32nd Street will be consolidated into this new office. There are two banking centers currently serving the Joplin market.

Great Southern Bank has been recognized as part of Forbes’ annual list of the World’s Best Banks 2021. Great Southern was ranked first in the list of best banks in the United States. The World’s Best Banks list is comprised of the financial institutions that differentiate their services and build trustworthy relationships with their customers. Some 500 banks around the world are featured on the list, which was announced online on April 13, 2021, and can currently be viewed on the Forbes website. The study involved asking 43,000 bank customers from 28 countries to rate banks they are involved with on general satisfaction and key attributes like trust, terms and conditions, customer services, digital services and financial advice.

The Company announced that its 2021 Annual Meeting of Stockholders, to be held at 10 a.m. Central Time on May 12, 2021, will be a virtual meeting over the internet and will not be held at a physical location. Stockholders will be able to attend the Annual Meeting via a live webcast. Holders of record of Great Southern Bancorp, Inc. common stock at the close of business on the record date, March 3, 2021, may vote during the live webcast of the Annual Meeting or by proxy. Please see the Company’s Notice of Annual Meeting and Proxy Statement available on the Company’s website, www.GreatSouthernBank.com, (click “About” then “Investor Relations”) for additional information about the virtual meeting.

The Company will host a conference call on Thursday, April 22, 2021, at 2:00 p.m. Central Time to discuss first quarter 2021 preliminary earnings. Individuals interested in listening to the conference call may dial 1.833.832.5121 and enter the passcode 3719233. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 94 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta, Chicago, Dallas, Denver, Omaha, Neb., and Tulsa, Okla. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by Great Southern Bancorp, Inc. (the “Company”) with the SEC, in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “might,” “could,” “should,” "will likely result," "are expected to," "will continue," "is anticipated," “believe,” "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of the Company. The Company’s ability to predict results or the actual effects of future plans or strategies is inherently uncertain, and the Company’s actual results could differ materially from those contained in the forward-looking statements. The novel coronavirus disease, or COVID-19, pandemic is adversely affecting the Company, its customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on the Company’s business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect the Company’s revenues and the values of its assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to, COVID-19, could affect the Company in substantial and unpredictable ways.

Other factors that could cause or contribute to such differences include, but are not limited to: (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company's market areas; (iii) fluctuations in interest rates; (iv) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; (v) the possibility of other-than-temporary impairments of securities held in the Company's securities portfolio; (vi) the Company's ability to access cost-effective funding; (vii) fluctuations in real estate values and both residential and commercial real estate market conditions; (viii) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (ix) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (x) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and its implementing regulations, the overdraft protection regulations and customers' responses thereto and the Tax Cut and Jobs Act; (xi) changes in accounting policies and practices or accounting standards; (xii) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xiii) results of examinations of the Company and Great Southern Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, change its business mix, increase its allowance for credit losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xiv) costs and effects of litigation, including settlements and judgments; (xv) competition; (xvi) uncertainty regarding the future of LIBOR; and (xvii) natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated. Financial data at all dates and for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accrual adjustments, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included. The results of operations and other data for the three months ended March 31, 2021 and 2020, and the three months ended December 31, 2020, are not necessarily indicative of the results of operations which may be expected for any future period.

	March 31,	December 31,
	2021	2020
	(In thousands)
Selected Financial Condition Data:
Total assets	$5,603,770	$5,526,420
Loans receivable, gross	4,364,346	4,361,807
Allowance for credit losses	67,702	55,743
Other real estate owned, net	1,851	1,877
Available-for-sale securities, at fair value	457,668	414,933
Deposits	4,626,936	4,516,903
Total borrowings	317,656	339,863
Total common stockholders’ equity	611,457	629,741
Non-performing assets, excluding FDIC-acquired assets	6,675	3,820
Non-performing FDIC-acquired assets	4,191	4,289

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2021	2020	2020
	(In thousands)
Selected Operating Data:
Interest income	$50,633	$57,474	$52,619
Interest expense	6,544	12,536	8,041
Net interest income	44,089	44,938	44,578
Provision for credit losses	300	3,871	1,500
Provision (credit) for unfunded commitments	(674)	—	—
Non-interest income	9,736	7,367	9,957
Non-interest expense	30,321	30,815	31,076
Provision for income taxes	5,010	2,751	4,172
Net income and net income available to common shareholders	$18,868	$14,868	$17,787

	At or For the Three Months Ended		At or For the Three Months Ended
	March 31,		December 31,
	2021	2020	2020
	(Dollars in thousands, except per share data)
Per Common Share:
Net income (fully diluted)	$1.36	$1.04	$1.28
Book value	$44.65	$43.61	$45.79

Earnings Performance Ratios:
Annualized return on average assets	1.38%	1.20%	1.31%
Annualized return on average common stockholders’ equity	12.18%	9.93%	11.27%
Net interest margin	3.41%	3.84%	3.41%
Average interest rate spread	3.23%	3.54%	3.20%
Efficiency ratio	56.33%	58.91%	56.98%
Non-interest expense to average total assets	2.22%	2.48%	2.29%

Asset Quality Ratios:
Allowance for credit losses to period-end loans(1)	1.56%	1.07%	1.32%
Non-performing assets to period-end assets (1)	0.19%	0.16%	0.07%
Non-performing loans to period-end loans (1)	0.22%	0.12%	0.07%
Annualized net charge-offs (recoveries) to average loans	(0.01)%	0.02%	0.00%

(1)    Prior to January 1, 2021, these ratios excluded the FDIC-assisted acquired loans.

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(In thousands, except number of shares)

	March 31, 2021	December 31, 2020
	(In thousands)
Assets
Cash	$95,102	$92,403
Interest-bearing deposits in other financial institutions	517,454	471,326
Cash and cash equivalents	612,556	563,729

Available-for-sale securities	457,668	414,933
Mortgage loans held for sale	30,492	17,780
Loans receivable (1), net of allowance for credit losses of $67,702– March 2021; net of allowance for loan losses $55,743– December 2020	4,285,737	4,296,804
Interest receivable	13,027	12,793
Prepaid expenses and other assets	43,009	58,889
Other real estate owned and repossessions (2), net	1,851	1,877
Premises and equipment, net	137,684	139,170
Goodwill and other intangible assets	6,655	6,944
Federal Home Loan Bank stock and other interest earning assets	6,655	9,806
Current and deferred income taxes	8,436	3,695

Total Assets	$5,603,770	$5,526,420

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$4,626,936	$4,516,903
Securities sold under reverse repurchase agreements with customers	140,666	164,174
Short-term borrowings	2,636	1,518
Subordinated debentures issued to capital trust	25,774	25,774
Subordinated notes	148,580	148,397
Accrued interest payable	2,444	2,594
Advances from borrowers for taxes and insurance	7,909	7,536
Accounts payable and accrued expenses	29,351	29,783
Liability for unfunded commitments	8,017	—
Total Liabilities	4,992,313	4,896,679

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding March 2021 and December 2020 -0- shares	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding March 2021 – 13,693,644 shares; December 2020 – 13,752,605 shares	137	138
Additional paid-in capital	35,661	35,004
Retained earnings	537,969	541,448
Accumulated other comprehensive gain	37,690	53,151
Total Stockholders’ Equity	611,457	629,741

Total Liabilities and Stockholders’ Equity	$5,603,770	$5,526,420

(1)	At March 31, 2021 and December 31, 2020, includes loans totaling $91.9 million and $98.6 million, respectively, which were acquired in FDIC-assisted transactions and were accounted for under ASC 310-30 prior to January 1, 2021.
(2)	At March 31, 2021 and December 31, 2020, includes foreclosed assets, net of discounts, totaling $615,000 and $446,000, respectively, which were acquired in FDIC-assisted transactions. In addition, March 31, 2021 and December 31, 2020, includes $532,000 and $654,000, respectively, of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2021	2020	2020
Interest Income
Loans	$47,709	$54,130	$49,510
Investment securities and other	2,924	3,344	3,109
	50,633	57,474	52,619
Interest Expense
Deposits	4,222	10,577	5,720
Short-term borrowings and repurchase agreements	9	649	7
Subordinated debentures issued to capital trust	113	216	117
Subordinated notes	2,200	1,094	2,198
	6,544	12,536	8,042

Net Interest Income	44,089	44,938	44,577
Provision for Credit Losses on Loans	300	3,871	1,500
Provision (Credit) for Unfunded Commitments	(674)	—	—
Net Interest Income After Provision for Credit Losses	44,463	41,067	43,077

Noninterest Income
Commissions	282	266	132
Service charges, debit card and ATM fees	4,802	4,758	5,094
Net gains on loan sales	2,688	590	2,781
Late charges and fees on loans	301	355	244
Gain (loss) on derivative interest rate products	474	(407)	160
Other income	1,189	1,805	1,545
	9,736	7,367	9,956

Noninterest Expense
Salaries and employee benefits	17,120	18,169	17,111
Net occupancy and equipment expense	7,062	6,766	6,963
Postage	878	769	775
Insurance	760	382	737
Advertising	585	620	817
Office supplies and printing	277	235	210
Telephone	881	912	890
Legal, audit and other professional fees	647	598	533
Expense on other real estate and repossessions	268	479	1,077
Partnership tax credit investment amortization	25	—	80
Acquired deposit intangible asset amortization	289	289	289
Other operating expenses	1,529	1,596	1,591
	30,321	30,815	31,073
Income Before Income Taxes	23,878	17,619	21,960
Provision for Income Taxes	5,010	2,751	4,172

Net Income and Net Income Available to Common Shareholders	$18,868	$14,868	$17,788

Earnings Per Common Share
Basic	$1.38	$1.05	$1.29
Diluted	$1.36	$1.04	$1.28

Dividends Declared Per Common Share	$0.34	$1.34	$0.34

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Net fees included in interest income were $2.5 million and $1.1 million for the three months ended March 31, 2021 and 2020, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	March 31, 2021(1)	Three Months Ended March 31, 2021			Three Months Ended March 31, 2020
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.51%	$664,562	$6,516	3.98%	$603,872	$7,138	4.75%
Other residential	4.19	999,094	10,927	4.44	826,431	10,755	5.23
Commercial real estate	4.15	1,562,689	16,584	4.30	1,489,790	18,581	5.02
Construction	4.13	604,382	6,731	4.52	709,974	9,722	5.51
Commercial business	3.74	323,429	3,887	4.87	269,160	3,192	4.77
Other loans	5.04	237,499	2,891	4.94	317,437	4,533	5.74
Industrial revenue bonds	4.40	14,924	173	4.70	10,274	209	8.17

Total loans receivable	4.30	4,406,579	47,709	4.39	4,226,938	54,130	5.15

Investment securities	2.63	414,696	2,817	2.75	385,003	3,083	3.22
Other interest-earning assets	0.25	419,426	107	0.10	90,122	261	1.16

Total interest-earning assets	3.76	5,240,701	50,633	3.92	4,702,063	57,474	4.92
Non-interest-earning assets:
Cash and cash equivalents		94,210			90,780
Other non-earning assets		133,443			170,673
Total assets		$5,468,354			$4,963,516

Interest-bearing liabilities:
Interest-bearing demand and savings	0.19	$2,188,978	1,194	0.22	$1,575,511	2,117	0.54
Time deposits	0.83	1,312,089	3,028	0.94	1,712,901	8,460	1.99
Total deposits	0.41	3,501,067	4,222	0.49	3,288,412	10,577	1.29
Short-term borrowings and repurchase agreements	0.03	146,148	9	0.03	265,054	649	0.99
Subordinated debentures issued to capital trust	1.81	25,774	113	1.78	25,774	216	3.37
Subordinated notes	5.92	148,514	2,200	6.01	74,335	1,094	5.92

Total interest-bearing liabilities	0.62	3,821,503	6,544	0.69	3,653,575	12,536	1.38
Non-interest-bearing liabilities:
Demand deposits		983,120			675,984
Other liabilities		43,890			34,946
Total liabilities		4,848,513			4,364,505
Stockholders’ equity		619,841			599,011
Total liabilities and stockholders’ equity		$5,468,354			$4,963,516

Net interest income:
Interest rate spread	3.14%		$44,089	3.23%		$44,938	3.54%
Net interest margin*				3.41%			3.84%
Average interest-earning assets to average interest-bearing liabilities		137.1%			128.7%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

(1)	The yield on loans at March 31, 2021, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions. See “Net Interest Income” for a discussion of the effect on results of operations for the three months ended March 31, 2021.

NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include core net interest income, core net interest margin and the tangible common equity to tangible assets ratio.

We calculate core net interest income and core net interest margin by subtracting the impact of adjustments regarding changes in expected cash flows related to pools of loans we acquired through FDIC-assisted transactions from reported net interest income and net interest margin. Management believes that core net interest income and core net interest margin are useful in assessing the Company’s core performance and trends, in light of the fluctuations that can occur related to updated estimates of the fair value of the loan pools acquired in the 2009, 2011, 2012 and 2014 FDIC-assisted transactions.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets. Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength. Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers. In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation: Core Net Interest Income and Core Net Interest Margin

	Three Months Ended
	March 31,
	2021		2020
	(Dollars in thousands)
Reported net interest income/margin	$44,089	3.41%	$44,938	3.84%
Less: Impact of FDIC-assisted acquired loan accretion adjustments	691	0.05	1,866	0.16
Core net interest income/margin	$43,398	3.36%	$43,072	3.68%

Non-GAAP Reconciliation: Ratio of Tangible Common Equity to Tangible Assets

	March 31,	December 31,
	2021	2020
	(Dollars in thousands)
Common equity at period end	$611,457	$629,741
Less: Intangible assets at period end	6,655	6,944
Tangible common equity at period end (a)	$604,802	$622,797

Total assets at period end	$5,603,770	$5,526,420
Less: Intangible assets at period end	6,655	6,944
Tangible assets at period end (b)	$5,597,115	$5,519,476

Tangible common equity to tangible assets (a) / (b)	10.81%	11.28%